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                                                                     EXHIBIT 3.1



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                              AMENDED AND RESTATED

                       AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         ENRON CAPITAL RESOURCES, L.P.





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                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         ENRON CAPITAL RESOURCES, L.P.


        This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENRON CAPITAL RESOURCES, L.P. (this "Agreement") is made and entered into as of August 3, 1994, by and among Enron Corp., a Delaware corporation ("Enron"), as the General Partner, and Organizational Partner, Inc., a Delaware corporation, as the Organizational Limited Partner, together with any other Persons who become Partners (as defined below) in the Company (as defined below) or parties hereto as provided herein.

        FOR AND IN CONSIDERATION OF the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

        1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                "Act" means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.

                "Action" has the meaning set forth in Section 3.04(c).

                "Affiliate" means, with respect to any Person, any other
        Person controlling, controlled by or under common control with that first Person. As used in this definition, the term "control" includes
        (a) with respect to any corporation or other Entity having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership or power to vote, directly or indirectly, shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or beneficial interest in any other Entity and (c) the ability to direct the business and affairs of any Entity by acting as a general partner, manager or otherwise.

                "Agreement" has the meaning given that term in the introductory paragraph hereof.

                "Beneficiaries" has the meaning given that term in Section 5.03(a) hereof.

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                "Book Entry Interest" means a beneficial interest in
        the Preferred Security Certificates, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in
        Section 3.07. ``Business Day'' means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

                "Capital Contribution" means any contribution or contributions by one or more Partners to the capital of the Company.

                "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Company.

                "Certificate" means the certificate of limited partnership of the Company filed on May 26, 1994 with the Secretary of State of Delaware, as amended or restated from time to time.

                "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act that is acting as depository for the Series A Preferred Securities and in whose name shall be registered a global Preferred Security Certificate and which shall undertake to effect book entry transfers and pledges of the Series A Preferred Securities.

                "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

                "Closing Time" means the time of issuance of the Series A Preferred Securities pursuant to the Underwriting Agreement.

                "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

                "Company" has the meaning given that term in Section 2.01(a).

                "Covered Person" means any Partner, any Affiliate of a Partner or any officers, directors, shareholders, partners, employees, representatives or agents of a Partner or its respective Affiliates, or any employee or agent of the Company or its Affiliates.

                "Departing Partner" has the meaning given that term in Section 11.03.

                "DTC" means The Depository Trust Company, the initial Clearing Agency.

                "Dispose," "Disposing," or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance or the acts thereof.

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                "Dividends" means all distributions, other than distributions on liquidation, of income paid or payable to any Limited Partner who is a Preferred Security holder pursuant to the terms of the Preferred Securities held by such Limited Partner, including any additional distributions payable on Dividends in arrears.

                "Enron" means Enron Corp., a Delaware corporation.

                "Entity" means a corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity or other entity.

                "Event of Withdrawal" has the meaning given that term in
        Section 11.01.

                "Final Supplemented Prospectus" means the Company's Prospectus Supplement (including the Prospectus dated July 15, 1994) dated July 27, 1994, as filed with the Securities and Exchange Commission, relating to the public offering of the Series A Preferred Securities by the Company.

                "General Interest Rate" means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by Chemical Bank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate and (b) the maximum rate permitted by applicable law.

                "General Partner" means Enron as general partner as provided in this Agreement.

                "Guarantee" means the Payment and Guarantee Agreement dated as of the date hereof executed and delivered by Enron for the benefit of the holders from time to time of the Series A Preferred Securities.

                "Indemnified Person" means the General Partner, any Affiliate of the General Partner or any officers, directors, shareholders, partners, employees, representatives or agents of the General Partner or any of its Affiliates, or any employee or agent of the Company or its Affiliates.

                "Limited Partner" means the Organizational Limited Partner or any Person hereafter admitted to the Company as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a limited partner in the Company.

                "Loan" means the loan to Enron of the proceeds of the Series
        A Preferred Securities and the General Partner's contribution referred to in Section 3.01(c).

                "Loan Agreement" means the Loan Agreement dated as of the date hereof executed and delivered by Enron and the Company governing the Loan.


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                "majority in liquidation preference of the Preferred
        Securities" means the holders of a series of Preferred Securities entitled to vote on a proposal (or if there is more than one series of Preferred Securities entitled to vote on such proposal the holders of all series of Preferred Securities so entitled to vote, voting as a class) whose liquidation preference (including the stated preferential amount payable upon liquidation, plus accrued and unpaid Dividends to the date upon which voting rights are determined) represents more than 50% of the total liquidation preference of all of the Preferred Securities of such series (or of all such series entitled to vote on such proposal).

                "Net Income" and "Net Loss" mean, respectively, for any period the income and loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B).

                "Obligations" has the meaning given that term in Section 5.03(a) hereof.

                "Organizational Limited Partner" means Organizational Partner, Inc., a Delaware corporation, in its capacity as the organizational limited partner of the Company pursuant to this Agreement.

                "Partner" means any General Partner or Limited Partner.

                "Partnership Interest" means the interest of a Partner in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations and information and to consent or approve.

                "Person" has the meaning given that term in Section 17-101(12) of the Act.

                "Preferred Security Certificate" means a certificate in such form as may be adopted by the General Partner in its sole discretion, issued by the Company evidencing ownership of one or more Preferred Securities.

                "Preferred Securities" means the Partnership Interests of Limited Partners issued pursuant to Section 3.04; provided, that each Preferred Security of any series of Preferred Securities at any time outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners holding Preferred Securities of such series as each other Preferred Security of such series.

                "Preferred Security Owner" means, with respect to a Book
        Entry Interest, a Person who is the beneficial owner of such Book Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).


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                "Purchase Price" means the price to be paid to the Company for the Series A Preferred Securities to be issued at the Closing Time pursuant to the Underwriting Agreement and, with respect to Preferred Securities other than the Series A Preferred Securities, the price determined by the General Partner at which the Preferred Securities will be sold by the Company.

                "Record Holder" and "holder" means the Person in whose name a Preferred Security is registered on the books of the Transfer Agent as contemplated in Section 3.06(a).

                "Series A Preferred Securities" means the series of Preferred Securities created pursuant to the Action in Article IV hereof.

                "Series A Dividends" means Dividends paid or payable on Series A Preferred Securities.

                "Sharing Ratio" means, from and after the Closing Time, 21% with respect to the General Partner and 79% with respect to the Limited Partners.

                "66-2/3% in liquidation preference of the Preferred Securities" means the holders of a series of Preferred Securities entitled to vote on a proposal (or if there is more than one series of Preferred Securities entitled to vote on such proposal the holders of all series of Preferred Securities so entitled to vote, voting as a class) whose liquidation preference (including the stated preferential amount payable upon liquidation, plus accrued and unpaid Dividends to the date upon which voting rights are determined) represents more than 66-2/3% of the total liquidation preference of all of the Preferred Securities of such series (or of all such series entitled to vote on such proposal).

                "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Company pursuant to Section 3.06 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Company.

                "Transfer Agent" means the Company or such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Preferred Securities.

                "Underwriting Agreement" means the Purchase Agreement and related Pricing Agreement, each dated July 27, 1994, among Enron, the Company and the underwriters named therein.

                "Withdrawal Opinion of Counsel" has the meaning given that term in Section 11.01(b).


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        1.02 OTHER DEFINITIONS.  Other terms defined herein have the meanings so given them.

        1.03 REFERENCES. All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an Entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Unless otherwise specified, all references to "Articles" and "Sections" refer to articles and sections of this Agreement.


                                  ARTICLE II
                                 ORGANIZATION

        2.01 FORMATION.   (a) The General Partner and the Organizational
Limited Partner have previously formed Enron Capital Resources, L.P. as a limited partnership, referred to herein as the "Company," pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Enron Capital Resources, L.P. in its entirety. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner hereby continue the Company as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        (b) In connection with the formation of the Company, Enron has been admitted as a general partner of the Company, and the Organizational Limited Partner has been admitted as a limited partner of the Company. As of the Closing Time, after giving effect to the transactions contemplated by Section
4.01 hereof, the interest in the Company of the Organizational Limited Partner shall be terminated and the Organizational Limited Partner shall withdraw as a limited partner of the Company.

        2.02 NAME. The name of the Company is "Enron Capital Resources, L.P." and all Company business must be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

        2.03 REGISTERED OFFICE; REGISTERED AGENT; OTHER OFFICES. The registered office of the Company in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Company in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Company may have such other offices as the General Partner may designate from time to time.


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                2.04 PURPOSES.  The purpose and nature of the business to be conducted by the Company shall be to issue Preferred Securities from time to time in accordance with this Agreement and to lend the net proceeds of the sale thereof (together with the Capital Contributions required to be made by the General Partner in respect thereof) to Enron (or any Affiliate of Enron designated by it, provided that the obligations of such Affiliate to repay such loan and interest thereon are guaranteed by Enron under an agreement containing subordination provisions similar to the subordination provisions of the Loan Agreement) and to engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes and that is not forbidden by the law of the jurisdiction in which the Company engages in that business; provided that the Company shall have no power to borrow money, to become liable for the borrowings of any third party or to engage in any financial or other trade or business. Specifically, the Company may invest in investment assets, such as the Loan, but may not invest in assets which are likely to result in Company liabilities, such as active business assets.

        2.05 FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Company to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Company as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to continue and terminate the Company as a limited partnership under the law of the State of Delaware and to qualify, continue and terminate the Company as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Company may conduct business, and to this end the General Partner may use the power of attorney described in Section 7.07.

        2.06 TERM. The Company shall continue in existence until its business and affairs are wound up following dissolution automatically at the close of Company business on December 31, 2084, or such earlier time as this Agreement may specify.

        2.07 MERGER OR CONSOLIDATION. Except as otherwise provided in Section 3.06(f), the Company may merge or consolidate with or into another limited partnership or other Entity, or enter into an agreement to do so, only with the consent of the General Partner and the holders of 66-2/3% in liquidation preference of the Preferred Securities.


                                  ARTICLE III
                     ISSUANCE AND DISPOSITION OF INTERESTS

        3.01 PARTNERS.   (a) The General Partner and the Organizational Limited
Partner have previously formed the Company as a limited partnership pursuant to the provisions of the Delaware Act and were admitted to the Company as a general partner and a limited partner, respectively.


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

        (b) Without necessity for execution of this Agreement, upon receipt by a Person of a Preferred Security Certificate and payment of the Purchase Price for the Preferred Securities represented by such Preferred Security Certificate in connection with the initial issuance by the Company of such Preferred Securities, which shall be deemed to constitute a request by such Person that the books and records of the Company reflect such Person's admission as a Limited Partner, such Person shall be admitted to the Company as a Limited Partner and shall become bound by this Agreement.

        (c) At the Closing Time, the General Partner will pay to the Company as a Capital Contribution an aggregate of $19,936.709 in cash, which amount is equal to 21% of the total Capital Contributions to be made at the Closing Time, including the Capital Contributions of the holders of Series A Preferred Securities issued at the Closing Time, as provided in Section 4.01 hereof; and each Person who acquires a Series A Preferred Security in connection with the initial issuance by the Company of Series A Preferred Securities will pay to the Company as a Capital Contribution cash in an amount equal to the Purchase Price for such Series A Preferred Security. After the Closing Time, the General Partner may issue no additional Limited Partner interests in the Company other than Preferred Securities authorized as provided in Section 3.04 hereof and issued for cash paid to the Company as a Capital Contribution, and upon each such issuance of additional Preferred Securities the General Partner shall pay to the Company as a Capital Contribution cash in an amount equal to 21% of the sum of (i) the total amount paid to the Company as a Capital Contribution for such additional Preferred Securities and (ii) such Capital Contribution of the General Partner. The General Partner agrees that it will take such action as is necessary, including the making of additional Capital Contributions, to ensure that at all times at least 21% of the total value of the Company and at least 21% of each item of capital, income, gain, loss, deduction and credit of the Company will be attributable to its interest as General Partner.

        (d) The name and mailing address of each Partner and the amount paid by such Partner to the Company as a Capital Contribution shall be listed on the books and records of the Company. The General Partner shall be required to update the books and records from time to time as necessary to accurately reflect the information therein. A Series A Preferred Security holder's interest in the Company shall be represented by the Preferred Security Certificates held by such Series A Preferred Security holder. No Limited Partner, including a Series A Preferred Security Holder, shall have an interest in specific Company property.

        3.02 REPRESENTATIONS AND WARRANTIES. Each of the General Partner and the Organizational Partner represents and warrants to the Company and each other Partner that (a) it is duly organized, validly existing and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business, (b) that it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and all necessary actions by its board of directors, shareholders and other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by it have been duly taken, (c) that it has duly executed and delivered this Agreement, and (d) that its


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

authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which it is a party or by which it is bound.

        3.03 ADDITIONAL PARTNERS. Additional Persons may be admitted to the Company and new Partnership Interests issued to existing or new Partners only in accordance with the provisions of this Article III. To be effective, any such creation of Partnership Interests and admissions must be reflected in an Action as provided in Section 3.04 hereof.

        3.04 ISSUANCES OF PREFERRED SECURITIES. (a) The General Partner is hereby authorized to cause the Company to issue, in addition to the Partnership Interests issued pursuant to Section 3.01(a), Preferred Securities, in one or more series, for any Company purpose, at any time or from time to time, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners except as otherwise provided in this Agreement or any Action creating any series of Preferred Securities. The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 3.04 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any issuance of Preferred Securities.

        (b) Notwithstanding the foregoing, the proceeds received by the Company from the issuance of any series of Preferred Securities, together with the proceeds of any Capital Contribution of the General Partner made at the time of such issuance as required by Section 3.01(c) hereof, shall be loaned by the Company:

                (i) upon issuance of the Series A Preferred Securities to be issued at the Closing Time, to Enron pursuant to the Loan Agreement; or

                (ii) upon issuance of any series of Preferred Securities issued after the Closing Time, either (x) to Enron pursuant to a loan agreement containing terms and provisions similar to the Loan Agreement and ranking pari passu with the Loan Agreement or (y) to an Affiliate of Enron designated by it, provided that the obligations of such Affiliate to repay such loan and interest thereon are guaranteed by Enron under an agreement ranking pari passu with the Loan Agreement and containing subordination provisions similar to the subordination provisions of the Loan Agreement.

        (c) Preferred Securities to be issued by the Company shall be issuable from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be fixed by the General Partner in the exercise of its sole discretion (subject to the limitations herein and under Delaware law) and reflected in a written action or actions approved by the General Partner (each, an ``Action,'' each of which shall be deemed an amendment to this Agreement). The Action with respect to the Series A Preferred Securities is set forth in
Article IV. Each Action shall provide for the issue of Preferred Securities of a particular series and shall set forth, without limitation, (i) the allocations of items of Company income, gain, loss, deduction and credit to such series of Preferred Securities; (ii) the right of such series of Preferred Securities to share in Company Dividends; (iii) the rights of such series of Preferred

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

Securities upon dissolution and liquidation of the Company; (iv) whether such series of Preferred Securities is redeemable by the Company and, if so, the price at which, and the terms and conditions upon which, such series of Preferred Securities may be redeemed by the Company; (v) whether such series of Preferred Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such series of Preferred Securities may be converted into any other series of Preferred Securities or other property; (vi) the terms and conditions upon which such series of Preferred Securities will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of such series of Preferred Securities to vote on Company matters, including, without limitation, matters relating to the relative rights, preferences and privileges of such series. Without the consent of the holders of 66-2/3% in liquidation preference of the Preferred Securities, however, the General Partner may not authorize the issuance of any Preferred Securities or any other Limited Partner interest in the Company, unless such interest is a series of Preferred Securities that ranks pari passu with each other series of Preferred Securities then outstanding with respect to participation in the profits and assets of the Company, including the right to receive Dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary dissolution, winding up or termination of the Company. The General Partner may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Securities so ranking pari passu in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The General Partner shall do all things it deems to be appropriate or necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or permissible in connection with any such future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange. All Preferred Securities shall rank senior to the General Partner's Partnership Interest with respect to participation in the profits and assets of the Company, including the right to receive distributions and the right to receive payments out of the assets of the Company upon voluntary or involuntary dissolution, winding up or termination of the Company. All Preferred Securities redeemed, purchased or otherwise acquired by the Company (including Preferred Securities surrendered for conversion or exchange) shall be cancelled.

        3.05 NO PREEMPTIVE RIGHTS. No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Partnership Interests, whether unissued or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Partnership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Partnership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company.

        3.06 REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. (a) The General Partner shall cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 3.06(b),


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

the General Partner will provide for the registration and transfer of Preferred Securities. The General Partner shall have the right to appoint a Transfer Agent for the purpose of registering Preferred Securities and transfers of such Preferred Securities as herein provided, and the General Partner hereby appoints itself as initial Transfer Agent. The Company shall not recognize transfers of Preferred Security Certificates unless same are effected in the manner described in this Section 3.06. Upon surrender for registration of transfer of any Preferred Securities evidenced by a Preferred Security Certificate, and subject to the provisions of Section 3.06(b), the Company shall execute, and the Transfer Agent shall countersign (provided that no such countersignature shall be required so long as the Company or the General Partner is the Transfer Agent) and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Preferred Security Certificates evidencing the same aggregate number of Preferred Securities as was evidenced by the Preferred Security Certificate so surrendered.

        (b) The Company shall not recognize any transfer of Preferred Securities until the Preferred Security Certificates evidencing such Preferred Securities are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer, provided, that, as a condition to the issuance of any new Preferred Security Certificate under this Section 3.06, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)  By transfer of a Preferred Security in accordance with this
Section 3.06, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner, and each transferee of a Preferred Security (including, without limitation, any nominee holder or an agent acquiring such Preferred Security for the account of another Person) shall become a Substituted Limited Partner with respect to the Preferred Securities so transferred to such Person when any such admission is shown on the books and records of the Transfer Agent.

        (d) Preferred Securities may be transferred only in the manner described in this Section 3.06. The transfer of any Preferred Securities and the admission of any new Partner shall not constitute an amendment to this Agreement.

        (e) Each distribution in respect of Preferred Securities shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the record date set for the distribution. Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        (f) The General Partner may not transfer all or any part of its Partnership Interest to any Person without the prior consent of the holders of 66-2/3% in liquidation preference of the Preferred Securities; provided that the General Partner may merge with or into another entity, or permit another entity to merge with or into it, or sell, transfer or lease all or substantially all of its assets to another entity, in each case without the consent

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
of the holders of Preferred Securities, if: (i) at such time no Event of Default (as defined in the Loan Agreement) has occurred and is continuing, or would occur as a result of such merger, sale, transfer or lease, (ii) Dividends on Preferred Securities are not in arrears and (iii) the General Partner is the survivor of such merger or the survivor of such merger or entity to which the General Partner's assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof, assumes all of the General Partner's obligations under this Agreement, the Loan Agreement and the Guarantee (and similar agreements relating to any series of Preferred Securities that may be issued after the Closing Time) and becomes the General Partner.

        3.07 BOOK ENTRY INTERESTS. Unless otherwise stated in the Action creating a series of Preferred Securities, the Preferred Security Certificates, on original issuance, will be issued in the form of one or more global Preferred Security Certificate or Preferred Security Certificates representing the Book Entry Interests, to be delivered to DTC, the initial Clearing Agency, by, or on behalf of, the Company. Such Preferred Security Certificate or Preferred Security Certificates shall initially be registered on the books and records of the Company in the name of Cede & Co., the nominee of DTC, and no Preferred Security Owner will receive a definitive Preferred Security Certificate representing such Preferred Security Owner's interests in such Preferred Security Certificate, except as provided in Section 3.10. Unless and until definitive, fully registered Preferred Security Certificates (the ``Definitive Preferred Security Certificates'') have been issued to the Preferred Security Owners pursuant to Section 3.10:

                (i) The provisions of this Section 3.07 shall be in full force and effect;

                (ii) The Company and the General Partner shall be entitled to deal with the Clearing Agency for all purposes of this Agreement (including the payment of Dividends on the Preferred Security Certificates and receiving approvals, votes or consents hereunder) as the Preferred Security holder and the sole holder of the Preferred Security Certificates and shall have no obligation to any Preferred Security Owner;

                (iii) To the extent that the provisions of this Section 3.07 conflict with any other provisions of this Agreement, the provisions of this Section 3.07 shall control; and

                (iv) The rights of the Preferred Security Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Preferred Security Owners and the Clearing Agency Participants. DTC will make book entry transfers among the Clearing Agency Participants and receive and transmit payments of Dividends on the Preferred Security Certificates to such Clearing Agency Participants.

        3.08 NOTICES TO CLEARING AGENCY. Whenever a notice or other communication to the Preferred Security holders is required under this Agreement, unless and until Definitive

Preferred Security Certificates shall have been issued to the Preferred Security Owners pursuant to Section 3.10, the General Partner shall give all such notices and communications specified herein to be given to the Preferred Security holders to the Clearing Agency and shall have no obligations to the Preferred Security Owners.

        3.09 APPOINTMENT OF SUCCESSOR CLEARING AGENCY. If any Clearing Agency elects to discontinue its services as securities depository with respect to the Preferred Securities, the General Partner may, in its sole discretion, appoint a successor Clearing Agency with respect to the Preferred Securities.

        3.10 DEFINITIVE PREFERRED SECURITY CERTIFICATES; APPOINTMENT OF PAYING AGENT(S). If (i) a Clearing Agency elects to discontinue its services as securities depository with respect to the Preferred Securities or any series thereof and a successor Clearing Agency is not appointed within 90 days after such discontinuance pursuant to Section 3.09 or (ii) the Company elects to terminate the book entry system through the Clearing Agency, then (a) Definitive Preferred Security Certificates shall be prepared by the Company and
(b) the General Partner shall authorize one or more Persons (each, a "Paying Agent") to pay Dividends, redemption payments or liquidation payments on behalf of the Company with respect to the Preferred Securities or such series, as applicable. Upon surrender of the global Preferred Security Certificate or Preferred Security Certificates representing the Book Entry Interests by the Clearing Agency, accompanied by registration instructions, the General Partner shall cause Definitive Preferred Security Certificates to be delivered to Preferred Security Owners in accordance with the instructions of the Clearing Agency. Neither the General Partner nor the Company shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on such instructions. Any Person receiving a Definitive Preferred Security Certificate in accordance with this Section 3.10 shall be admitted to the Company as a Limited Partner upon issuance of such Definitive Preferred Security Certificate and shall be registered on the books and records of the Company as a Preferred Security holder. The Clearing Agency or the nominee of the Clearing Agency, as the case may be, shall cease to be a Limited Partner under this Section 3.10 at the time that at least one additional Person is admitted to the Company as a Limited Partner in accordance with this Section 3.10. The Definitive Preferred Security Certificates shall be printed, lithographed or engraved or may be produced in any other manner as is reasonably acceptable to the General Partner, as evidenced by its execution thereof.


                                   ARTICLE IV
                ACTION AUTHORIZING SERIES A PREFERRED SECURITIES

        4.01 AUTHORIZATION FOR ISSUANCE. A total of 3,000,000 of Series A Preferred Securities are hereby authorized for issuance at the Closing Time pursuant to the terms of the Underwriting Agreement. At the Closing Time, the Company shall issue such Series A Preferred Securities upon receipt of the Purchase Price as provided in the Underwriting Agreement. The designations, preferences and relative, participating, optional or other special rights, powers and duties relating to the Series A Preferred Securities are as set forth in this Article IV.

        4.02 DIVIDENDS. (a) Series A Dividends are cumulative, accrue from August 3, 1994 and are payable monthly in arrears on the last day of each calendar month of each year, commencing August 31, 1994, out of moneys held by the Company and legally available therefor, except as otherwise provided herein. The Series A Dividends are fixed at a rate per annum of 9% of $25 per Series A Preferred Security. Series A Dividends in arrears for more than one month will accumulate additional Series A Dividends thereon at the rate per annum of 9% thereof. The amount of Series A Dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, will be computed on the basis of the actual number of days elapsed in such period. Series A Dividends must be paid on the dates payable to the extent that the General Partner reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, (x) funds legally available for the payment of such Series A Dividends and (y) cash on hand sufficient to permit such payments.

        (b) Series A Dividends will be payable to the record holders of Series A Preferred Securities as they appear on the security register maintained by the Transfer Agent on the relevant record dates, which will be one Business Day prior to the relevant payment dates. In the event that any date on which Series A Dividends are payable is not a Business Day, then payment of the Series A Dividends payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

        4.03 PROHIBITION ON PAYMENTS IN CERTAIN EVENTS. If Series A Dividends have not been paid in full, the Company shall not:

                (a) pay, or set aside for payment, any Dividends on any other series of Preferred Securities, unless the amount of any Dividends on any other series of Preferred Securities is paid on such other series of Preferred Securities and the Series A Preferred Securities on a pro rata basis on the date such Dividends are paid on such other series of Preferred Securities, so that

                        (i) the aggregate amount of Series A Dividends paid on the Series A Preferred Securities bears to the aggregate amount of Dividends paid on such other series of Preferred Securities the same ratio as

                        (ii) the aggregate of all accrued and unpaid Series A
                Dividends in respect of the Series A Preferred Securities bears to the aggregate of all accrued and unpaid Dividends in respect of such other series of Preferred Securities; or

                (b) redeem, purchase or otherwise acquire any Preferred Securities other than the redemption of all outstanding Series A Preferred Securities at the Redemption Price (as hereinafter defined);

until, in each case, such time as all accrued and unpaid Series A Dividends shall have been paid in full for all dividend periods terminating on or prior to, in the case of clause (a), such payment and, in the case of clause (b), the date of such redemption, purchase or acquisition.

        4.04 REDEMPTION. (a) The Series A Preferred Securities are redeemable, at the option of the Company, in whole or in part from time to time, on or after August 31, 1999, upon not less than 30 nor more than 60 days' notice, at the redemption price of $25 per Series A Preferred Security, plus accumulated and unpaid Series A Dividends to the date fixed for redemption (the
"Redemption Price").  In the event that fewer than all the outstanding Series
A Preferred Securities are to be so redeemed, the Preferred Securities to be redeemed will be selected as described under "Book-Entry-Only Issuance--The Depository Trust Company" in the Final Supplemented Prospectus. The Company may not redeem fewer than all of the outstanding Series A Preferred Securities unless all accumulated and unpaid Series A Dividends have been paid on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption. If a partial redemption would result in a delisting of the Series A Preferred Securities on any national securities exchange on which such securities are listed, the Company may only redeem the Series A Preferred Securities in whole.

        (b) If at any time Enron repays or prepays the Loan, the proceeds from such repayment will be applied to redeem the Series A Preferred Securities at the Redemption Price upon not less than 30 nor more than 60 days' notice, provided that no such redemption shall occur if such amounts are reloaned to Enron in accordance with the following sentence. Such amounts may be reloaned to Enron, and not used for such redemption, if at the time of each such loan, and as determined in the judgment of the General Partner and its financial advisor, (i) Enron is not in bankruptcy, (ii) Enron is not in default on any loan pertaining to the Series A Preferred Securities, (iii) Enron has made timely payments on the repaid Loan for the immediately preceding 18 months,
(iv) the Company is not in arrears on payments of Series A Dividends on the Series A Preferred Securities, (v) Enron is expected to be able to make timely payment of principal and interest on such loan, (vi) such loan is being made on terms, and under circumstances, that are consistent with those which a lender would require for a loan to an unrelated party, (vii) such loan is being made at a rate sufficient to provide payments equal to or greater than the amount of Series A Dividends that accrue on the Series A Preferred Securities, (viii) the senior unsecured long-term debt of Enron is rated BBB- or better by Standard & Poor's Corporation or "Baa3" or better by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization, (ix) such loan is being made for a term that is consistent with market circumstances and Enron's financial condition, (x) the term of such loan is no more than 30 years, and (xi) the final maturity of such loan is not later than the 49th anniversary of the issuance of the Series A Preferred Securities.

        (c) In the event that, after the Closing Time, legislation is enacted or existing law is modified or interpreted in a manner that causes the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal or state income tax purposes with respect to its operations for any period prior to August 31, 1999, the Company, subject to the consent of Enron, may redeem all, but not less than all, of the Series A Preferred Securities upon not less than 30 nor more than 60 days' notice at the Redemption Price, even if such redemption occurs prior to August 31, 1999. For purposes of the foregoing, such right to redeem shall exist in the event that the General Partner is advised by independent legal counsel that a substantial risk exists that the Company will be so treated or taxed as a result of such legislation, modification or interpretation that occurred after the Closing Time. If the Company exercises its redemption right pursuant to this Section 4.04(c), the date fixed for redemption shall be no earlier than one Business Day prior to the first day of the earliest period with respect to which Company may be so treated as an association taxable as a corporation or otherwise taxable as an entity for federal or state income tax purposes.

        (d) If the Company gives a notice of redemption in respect of Series A Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably pay to the Record Holders of the Series A Preferred Securities funds sufficient to pay the applicable Redemption Price or will deposit such funds with the Clearing Agency (or if no Person acts as Clearing Agency, a bank or trust company having capital, surplus and undivided profits of at least $100 million) for the benefit of such Record Holders. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of holders of such Series A Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by the Company or by Enron pursuant to the Guarantee, Series A Dividends on such Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

        4.05 LIQUIDATION, DISSOLUTION OR WINDING UP. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Securities at the time outstanding will be entitled to receive, out of the assets of the Company available for distribution to Partners after satisfaction of liabilities to creditors as required by the Delaware Act, an amount equal to $25 per Series A

Preferred Security and all accumulated and unpaid Series A Dividends to the date of payment (the "Liquidation Distribution").

        (b) If, upon any such liquidation, dissolution or winding up, the Liquidation Distribution and amounts payable in such event to holders of any other series of Preferred Securities can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on any other series of Preferred Securities, then the amounts payable by the Company on the Series A Preferred Securities and on such other series of Preferred Securities shall be paid on a pro rata basis, so that

                (i) the aggregate amount paid in respect of the Liquidation Distribution bears to the aggregate amount paid as liquidation distributions on the other series of Preferred Securities the same ratio as

                (ii) the aggregate Liquidation Distribution bears to the aggregate maximum liquidation distributions on the other series of Preferred Securities.

        4.06 RIGHT OF HOLDERS TO APPOINT TRUSTEE. If (i) the Company fails to pay Series A Dividends in full on the Series A Preferred Securities for 18 consecutive monthly dividend periods; (ii) an Event of Default (as defined in the Loan Agreement relating to the Loan) occurs and is continuing on the Loan;
(iii) Enron is in default on any of its payments or other obligations under the Guarantee, then the holders of a majority in liquidation preference of the outstanding Series A Preferred Securities, together with the holders of any other series of Preferred Securities outstanding having the right to vote for the appointment of a trustee in such event, acting as a single class, shall be entitled to appoint and authorize a trustee to enforce the Company's creditor rights under the Loan against Enron, enforce the obligations undertaken by Enron under the Guarantee and Section 5.03 hereof, enforce any similar obligations of Enron relating to any such other series and pay Series A Dividends and distributions on any such other series to the extent the Company has funds available to pay such amounts. For purposes of determining whether the Company has failed to pay Series A Dividends in full for 18 consecutive monthly Series A Dividends periods, Series A Dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Series A Dividends have been or contemporaneously are paid with respect to all monthly Series A Dividend periods terminating on or prior to the date of payment of such full cumulative Series A Dividends. Not later than 30 days after such right to appoint a trustee arises, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% in liquidation preference of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the general meetings of the partners will apply with respect to any such meeting. Any trustee so appointed (i) shall not be admitted as a Partner in the Company or otherwise be deemed a Partner in the Company, (ii) shall have no liabilities for the debts, liabilities or obligations of the Company, (iii) shall vacate office immediately if the Company (or Enron pursuant to the Guarantee) shall have paid in full all accumulated and unpaid Series A Dividends and distributions on any such other series or such default or breach by Enron, as the case may be, shall have been cured, and the General Partner will continue the business of the Company without dissolution.

        4.07 VOTING. (a) If any amendment to this Agreement is proposed for adoption by the Partners of the Company providing for, or the General Partner otherwise proposes to effect, (x) any variation or abrogation of the rights, preferences and privileges of the Series A Preferred Securities, whether by way of amendment to this Agreement or otherwise (including, without limitation, the authorization or issuance of any securities of the Company ranking, as to participation in the profits or assets of the Company, senior or junior to the Series A Preferred Securities) or (y) the liquidation, dissolution or winding up of the Company, then the holders of outstanding Series A Preferred Securities will be entitled to vote on such proposal as a class with all other holders of any series of Preferred Securities similarly affected, and such action shall not be effective except with the approval of the holders of 66-2/3% in liquidation preference of the Preferred Securities; provided, however, that no such approval shall be required if the liquidation, dissolution or winding up of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution or winding up of Enron.

        (b) The rights attached to the Series A Preferred Securities will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation or issue of, any series of Preferred Securities ranking pari passu with the Series A Preferred Securities as provided in
Section 3.04. Holders of Series A Preferred Securities will have no preemptive rights.


                                   ARTICLE V
                             CAPITAL CONTRIBUTIONS

        5.01 CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement, a Partner shall not have a right to make any Capital Contributions to the Company. No Capital Contribution may be made other than in cash.

        5.02 RETURN OF CONTRIBUTIONS. A Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Partner's Capital Contributions; provided that nothing herein shall be deemed to affect the obligations of Enron in Section
5.03 hereof.

        5.03 EXPENSE REIMBURSEMENT.   (a)  Subject to the terms and conditions
hereof, Enron hereby irrevocably and unconditionally guarantees to each person or entity to whom the Company is now or hereafter becomes indebted or liable (the "Beneficiaries") (other than obligations to holders of the Preferred Securities in such holders' capacities as holders of such Preferred Securities; such obligations being separately guaranteed to the extent set forth in the Guarantee), the full payment, when and as due, of any and all such indebtedness and liabilities of the Company to such Beneficiaries
(collectively, the "Obligations"). The provisions of this Section 5.03 are intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

        (b) The provisions of this Section 5.03 will remain in effect until such time as all of the Preferred Securities issued by the Company shall have been redeemed in accordance with their terms or shall have been purchased and cancelled by the Company or Enron; provided, however, that at any time after the Preferred Securities shall have been so redeemed or purchased and cancelled, Enron may cancel this Section 5.03 upon 30 days' notice in writing to the Company. Except as provided in the preceding sentence, this Section
5.03 is continuing, irrevocable, unconditional and absolute.

        (c) Enron hereby waives notice of acceptance of this Section 5.03 and of any Obligation to which it applies or may apply, and Enron hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

        (d) The obligations, covenants, agreements and duties of Enron under this Section 5.03 shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                (i) the release or waiver, by operation of law or otherwise, of the performance or observance by the Company of any express or implied agreement, covenant, term or condition relating to the Obligations to be performed or observed by the Company;

                (ii) the extension of time for the payment by the Company of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                (iii) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Company granting indulgence or extension of any kind, except that nothing herein shall require payment by Enron or the Company to any third party of any obligation barred by any applicable statute of limitations;

                (iv) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or any of the assets of the Company; or

                (v) the settlement or compromise of any Obligation guaranteed hereby or any obligation hereby incurred.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Enron with respect to the happening of any of the foregoing.

        (e) A Beneficiary may enforce the provisions of this Section 5.03 directly against Enron, and Enron waives any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against Enron.

        5.04 CAPITAL ACCOUNTS. A capital account shall be established and maintained for each Partner in compliance with Treasury Regulation
Section 1.704-1(b)(2)(iv).


                                   ARTICLE VI
                         ALLOCATIONS AND DISTRIBUTIONS

        6.01 ALLOCATIONS.  Except as provided in Section 6.02,

                (a) the Company's Net Income for each calendar month shall be allocated as follows:

                        (i) First, to the Record Holders of each series of Preferred Securities as of the record date in such calendar month for the payment of Dividends on such series of Preferred Securities in an amount equal to the excess of (x) all Dividends accrued on such series of Preferred Securities (in accordance with the Action creating such series) from their date of issuance through and including the close of such calendar month over (y) the amount of Net Income allocated to the Record Holders of such series of Preferred Securities pursuant to this Section 6.01(a)(i) in all prior calendar months; amounts allocated to all Record Holders of any series of Preferred Securities shall be allocated among such Record Holders in proportion to the number of Preferred Securities of such series held by such Record Holders; and

                        (ii) All remaining Net Income shall be allocated to the
                General Partner.

                (b) The Company's Net Loss for any fiscal period shall be allocated solely to the General Partner.

        6.02 OTHER ALLOCATION PROVISIONS.  (a)   For purposes of determining
the profits, losses or any other items allocable to any period, profits, losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General

Partner using any method that is permissible under Section 706 of the Code and Treasury Regulations thereunder.

        (b) Notwithstanding anything to the contrary that may be expressed or implied in this Article VI, the interest of the General Partner in each item of income, gain, loss, deduction and credit will be equal to at least 1% of each such item.

        (c) All items of income, gain, loss, deduction and credit allocable to any Partnership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Partnership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations thereunder.

        6.03 ALLOCATIONS FOR INCOME TAX PURPOSES. The income, gains, losses, deductions and credits of the Company shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss were allocated under Sections 6.01 and 6.02; provided, however, that solely for federal, state and local income and franchise tax purposes and not for book or capital account purposes, income, gain, loss and deduction with respect to any property properly carried on the Company's books at a value other than the tax basis of such property shall be allocated in a manner determined in the General Partner's discretion, so as to take into account (consistently with Code
Section 704(c) principles) the difference between such property's book value and its tax basis.

        6.04 WITHHOLDING. The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with applicable jurisdictions. To the extent that the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be deemed to be a distribution in the amount of the withholding to the Partner. In the event of any claimed over-withholding, Partners shall be limited to an action against the applicable jurisdiction. If the amount required to be withheld was not withheld from actual distributions, the Company may reduce subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

        6.05 DISTRIBUTIONS. Limited Partners shall receive periodic Dividends, if any, redemption payments and liquidation distributions in accordance with the applicable terms of the Preferred Securities. Subject to the rights of the holders of Preferred Securities, all remaining cash shall be distributed to the General Partner at such time as the General Partner shall determine.

                                  ARTICLE VII
                            MANAGEMENT AND OPERATION

        7.01 MANAGEMENT OF COMPANY AFFAIRS. (a) Except for situations in which the consent of other Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full, complete and exclusive authority to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. The General Partner may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

                (i) entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

                (ii) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

                (iii)  maintaining the assets of the Company in good order;

                (iv)  collecting sums due the Company;

                (v) to the extent that funds of the Company are available, paying debts and obligations of the Company;

                (vi) selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants; and

                (vii) making all decisions and exercising all rights for the General Partner under other provisions of this Agreement.

        (b) Notwithstanding the provisions of Section 7.01(a), the General Partner may not cause the Company to do any of the following without the consent of the holders of a 66-2/3% in liquidation preference of the Preferred
Securities:

                (i) engage in any business other than those permitted as described in Section 2.04; and

                (ii) merge, consolidate or combine the Company with or into any other Entity, except as otherwise provided in Section 3.06(f).

        (c) No Partner (other than the General Partner) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

        (d) Any Person dealing with the Company, other than a Partner, may rely on the authority of the General Partner in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

        7.02 COMPENSATION. The General Partner is not entitled to compensation for its services as General Partner.

        7.03 EXCULPATION. (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Company or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement or by law except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions.

        (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

        7.04 FIDUCIARY DUTY. (a) To the extent, that at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

        (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that an Indemnified Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Partner, the Indemnified Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Indemnified Person, the resolution, action or term so made, taken or provided by the Indemnified
Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Indemnified Person at law or in equity or otherwise.

        (c) Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

        7.05 INDEMNIFICATION. (a) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 7.05 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

        (b) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition to such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in
Section 7.05(a).

        7.06 OUTSIDE BUSINESSES. Any Partner or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Partners shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Partner or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

        7.07 POWER OF ATTORNEY. Each Partner appoints the General Partner (and any liquidator appointed pursuant to Section 12.02) as that Partner's attorney-in-fact for the purpose of executing, swearing to, acknowledging and delivering all certificates, documents and other instruments as may be necessary, appropriate or advisable in the judgment of the General Partner (or the liquidator) in furtherance of the business of the Company or complying with applicable law, including, without limitation, filings of the type described in
Section 2.05. This power of attorney is irrevocable and is coupled with an interest. On request by the General Partner (or the liquidator), a Partner shall confirm its grant of this power of attorney or any use of it by the General Partner (or the liquidator) and shall execute, swear to, acknowledge and deliver any such certificate, document or other instrument.


                                  ARTICLE VIII
                            RIGHTS OF OTHER PARTNERS

        8.01 INFORMATION. In addition to the other rights set forth in this Agreement, each Partner is entitled to all information to which that Partner is entitled to have access pursuant to applicable law.

        8.02 WITHDRAWAL. A Limited Partner does not have the right or power to withdraw from the Company as a limited partner.

        8.03 CONSENTS AND APPROVALS. (a) Subject to the provisions of Section 7.03(a) with respect to the General Partner in its capacity as such, a Partner may grant or withhold its consent or vote its interest in its sole discretion, without regard to the interests of the Company or any other Partner.

        (b) In any request for consent or approval from another Partner, the General Partner may specify a response period, ending no earlier than the 20th Business Day and no later than the 60th Business Day following the date on which the Partner whose consent or approval is given notice of the request as described in Section 13.02.

        8.04 MEETINGS. The General Partner at any time may call a meeting of the Partners to transact business that the Partners may conduct as provided in this Agreement. The call must be made by notice to all other Partners on or before the 20th Business Day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting. Any required consent or approval of holders of Series A Preferred Securities may be given by vote at a separate meeting of such holders convened for such purpose, at a general meeting of Partners or pursuant to written consent. The Company will cause a notice of any meeting at which holders of the Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any action proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. Notwithstanding that holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances provided herein, any of the Series A Preferred Securities (and any other series of Preferred Securities entitled to vote or consent with the holders of the Series A Preferred Securities, voting or consenting as a single class) that are owned by Enron or any entity owned more than 50% by Enron, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.


                                   ARTICLE IX
                                     TAXES

        9.01 TAX RETURNS. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.02. Each Partner shall furnish to the General Partner all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

        9.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

                (a)   to adopt the calendar year as the Company's fiscal year;

                (b) to adopt the accrual method of accounting and to keep the Company's books and records on the accrual method; and

                (c) any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Company nor any Partner may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

        9.03 TAX MATTERS PARTNER. The General Partner shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code.

                                   ARTICLE X
                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

        10.01 MAINTENANCE OF BOOKS. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the capital accounts of the Partners shall be maintained in accordance with Section 5.04. The calendar year shall be the accounting year of the Company.

        10.02 REPORTS AND OTHER INFORMATION. The General Partner shall furnish such reports and other information as the Partners may agree from time to time or as shall be required pursuant to any Action.

        10.03 ACCOUNTING PRINCIPLES. All accounting of the Company (and all other accounting done pursuant to this Agreement) shall be done in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where generally accepted accounting principles are inconsistent with the requirements of this Agreement.

        10.04 ACCOUNTS. The General Partner shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the General Partner determines.


                                   ARTICLE XI
                             WITHDRAWAL AND REMOVAL

        11.01 WITHDRAWAL. (a) Except as otherwise provided in Article IV or in an Action or other amendment to this Agreement providing for the issuance of Preferred Securities or any series thereof, the General Partner may in its sole discretion at any time withdraw from the Company as a general partner within the meaning of Section 17-602(a) of the Act, except that the General Partner agrees not to withdraw from the Company as a general partner prior to September 1, 1999. The General Partner shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

                (i) the General Partner voluntarily withdraws from the Company by giving written notice to the other Partners;

                (ii)  the General Partner is removed pursuant to Section 11.02;

                (iii) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition;
        (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this
        Section 11.01 (a)(iii); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                (iv) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

                (v) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in Section 11.01(a)(iii), (iv) or (v) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.01 shall result in the withdrawal of the General Partner from the Company.

        (b) Except as otherwise provided in any Action providing for the issuance of any series of Preferred Securities, withdrawal of the General Partner from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement except in the case of an Event of Withdrawal referred to in Section 11.01(a)(i) prior to September 1, 1999, provided, that, in the case of an Event of Withdrawal referred to in Section 11.01(a)(i) on or after September 1, 1999, prior to the effective date of such withdrawal the General Partner delivers to the Company an opinion of counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. If the General Partner gives a notice of withdrawal pursuant to Section 11.01(a)(i) or an Event of Withdrawal of the type described in Sections 11.01(a)(iii)-(v) occurs, holders of at least a majority in liquidation preference of the of the Preferred Securities and Sharing Ratio of the Preferred Securities (excluding for purposes of such determination Preferred Securities owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the holders of Preferred Securities as provided herein or the Company does not receive a Withdrawal Opinion of Counsel, the Company shall be dissolved in accordance with Article
XII. A successor General Partner approved pursuant to Section 11.01 or 11.02 shall be admitted to the Company as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to
Section 11.01 or 11.02; provided, however, that no such successor shall be admitted to the Company until such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Company without dissolution.

        (c) A Limited Partner does not have the right or power to withdraw from the Company as a limited partner, provided that upon issuance of Series A Preferred Securities at the Closing Time, the Organizational Limited Partner shall withdraw as a Limited Partner and, in connection therewith, shall be entitled to the return of its Capital Contributions, if any.

        11.02 REMOVAL OF GENERAL PARTNER. The General Partner may be removed only if and to the extent provided for in any Action providing for the terms of the Preferred Securities or any series thereof. Unless otherwise provided in any such amendment to this Agreement, any such action for removal of the General Partner must also provide for the election of a successor General Partner by holders of at least a majority in liquidation preference of the Preferred Securities and Sharing Ratio of the Preferred Securities (excluding for purposes of such determination Preferred Securities owned by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner. The right of the holders of Preferred Securities to remove the General Partner shall not exist or be exercised unless the Company has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel.

        11.03  INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER.
(a) In the event of withdrawal or removal of the General Partner, if a successor General Partner is elected in accordance with the terms of Section
11.01 or 11.02, the withdrawing or removed General Partner (the "Departing Partner") shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as a general partner in the Company an amount in cash equal to the fair market value of such Partnership Interest, such amount to be determined and payable as of the effective date of its departure. Subject to Section 11.03(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as a general partner in the Company and Company income, gain, loss, deduction and credit will be prorated and allocated as set forth in Section 6.02.

        For purposes of this Section 11.03(a), the fair market value of the Departing Partner's Partnership Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Partnership Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Preferred Securities on any national securities exchange on which Preferred Securities are then listed, the value of the Company's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

        (b) Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Company arising on or after the date on which the Departing Partner withdraws or is removed.


                                  ARTICLE XII
                    DISSOLUTION, LIQUIDATION AND TERMINATION

        12.01 DISSOLUTION. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following (each a "Liquidation Event"):

                (a) the consent of the General Partner and the holders of a majority in liquidation preference of the Preferred Securities;

                (b)   the date set forth in Section 2.06;

                (c)   the occurrence of an Event of Withdrawal specified in
        Section 11.01(a)(iii), (iv) or (v);

                (d)   the occurrence of an Event of Withdrawal specified in
        Section 11.01(a)(i) or (ii) if, prior to the effective date of the General Partner's withdrawal or removal, a successor is not selected by the holders of Preferred Securities as provided herein or the Company does not receive a Withdrawal Opinion of Counsel;

                (e)   any other event causing dissolution as described in
        Section 17-801 of the Act; or.

                (f) any other event specified as a Liquidation Event in any amendment to this Agreement providing for the issuance of Preferred Securities or any series thereof.

        12.02 LIQUIDATION AND TERMINATION. On dissolution of the Company, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Company dissolves on account of an event of the type described in Section 17-402(a)(4)-(10) of the Act with respect to the General Partner, the liquidator shall be one or more Persons selected by the holders of a majority in liquidation preference of the Preferred Securities. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

                (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

                (b) the liquidator shall pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                (c) all remaining assets of the Company shall be distributed first to the holders of Series A Preferred Securities as provided in
        Section 4.05 hereof and in any Action relating to any other series of Preferred Securities, and any remaining assets shall be distributed to the General Partner.

The distribution in accordance with the provisions of this Section 12.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Company's property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b) of the Act. To the extent that a Partner returns funds to the Company, it has no claim against any other Partner for those funds.

        12.03 CANCELLATION OF CERTIFICATE. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any other filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Company.


                                  ARTICLE XIII
                               GENERAL PROVISIONS

        13.01 OFFSET. Whenever the Company is to pay any sum to any Partner, any amounts that Partner owes the Company may be deducted from that sum before payment.

        13.02 NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first-class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in Preferred Securities or the Partnership Interest of the General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 13.02 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Partner at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Company shall be deemed given if received by the General Partner at the principal office of the Company designated pursuant to
Section 2.03. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        13.03 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement of the Partners and their Affiliates relating to the Company and supersedes all prior contracts, understandings, negotiations and agreements with respect to the Company and the subject matter hereof whether oral or written.

        13.04 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        13.05 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time by the General Partner without the vote or consent of holders of Preferred Securities, except that no amendment or modification that adversely affects the rights of the holders of Preferred Securities or any series thereof may be made without the consent of 66-2/3% in liquidation preference of the Preferred Securities of all series so affected.

        13.06 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns. Except as otherwise provided in Section 5.03 and except for the rights of Indemnified Persons and Covered Persons under Article VII, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

        13.07 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the greatest extent permitted by law.

        13.08 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

        13.09 WAIVER OF CERTAIN RIGHTS. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

        13.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

        EXECUTED as of the date first set forth above.

GENERAL PARTNER:                       ENRON CORP.



                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________

LIMITED PARTNER:                       ORGANIZATIONAL PARTNER, INC.



                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________